UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):       September 25, 2002


                              DIRECT INSITE CORP.
             (Exact Name of Registrant as specified in its charter)



       Delaware                     0-20660                11-2895590
(State or other jurisdiction    (Commission File        (IRS Employer
  of incorporation)                Number)              Identification Number)



        80 Orville Drive, Bohemia, NY                        11716
   (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code  (631) 244-1500

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Item 5.  Other Events

     Issuance of Preferred Stock for $2 Million. Pursuant to an agreement dated as of September 25, 2002, the Registrant sold 93,458 shares ("Preferred Shares") of its Series A Convertible Preferred Stock, par value $.0001 per share ("Preferred Stock") in consideration for $2,000,000 in cash to Metropolitan Venture Partners II, L.P., a Delaware limited partnership ("Metropolitan") and private equity investment firm with its principal headquarters in New York and Northern Europe, pursuant to the terms of a Stock Purchase and Registration Rights Agreement (the "Stock Purchase Agreement"). The holders of Preferred Shares are entitled to receive dividends of 9-1/2% per annum, compounded quarterly and payable on September 25, 2004 and September 25, 2005. Dividends are payable, at the option of the holders of the Preferred Stock, in cash or in shares ("Common Shares") of common stock, par value $ .0001 per share, of the Registrant ("Common Stock").

     As set forth in a Certificate of Designation, Preferences and Rights of the Preferred Stock (the "Certificate of Designation"), each Preferred Share is convertible into ten Common Shares, subject to adjustment, at any time at the option of the holder and automatically, upon the occurrence, on or after April 10, 2003, of certain events. The Preferred Stock is automatically convertible on September 25, 2005, if not sooner converted.

     Assuming  conversion of all shares of Preferred  Stock into Common  Shares:
(a) the purchase price paid by Metropolitan of $2.14 per share exceeded the closing price of the Common Stock, as quoted on NASDAQ (SmallCap); and (b) Metropolitan owned beneficially 19.8% of the Registrant's Common Stock issued and outstanding, based on 4,715,004 Common Shares then issued and outstanding after giving effect to conversion of the Preferred Shares.

     The Stock Purchase Agreement grants the holders of the Preferred Stock demand registration rights with respect to the Common Shares commencing April 10, 2003, subject to certain limitations and underwriter's cutbacks. The Registrant also granted the holders of the Preferred Shares piggyback registration rights.

     Appointment of Director. Pursuant to the Stock Purchase Agreement, the Registrant appointed Metropolitan's designee, Peter B. Yunich, as a director to serve in Class II of the Registrant's Board of Directors until his successor is duly elected and qualified at the 2004 annual meeting of stockholders, or until his earlier death, resignation or removal.

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


     Additional Undertakings. Under the Stock Purchase Agreement, for as long as Metropolitan owns at least 25% of the Preferred Stock and at least 50.1% of the shares of Common Stock into which all shares of Preferred Stock were convertible at closing, ("Required Ownership"), the Registrant: (i) may not issue shares of Common Stock or preferred stock ranking junior to the Preferred Stock with respect to liquidation preference ("Junior Securities") if such issuance limits the use of the Registrant's net operating loss carry forwards "("NOLCFs") under
Section 382 of the Internal Revenue Code of 1986, as amended; provided, however, that the Registrant may issue Junior Securities under certain circumstances even if it results in a limitation on the use of NOLCFs; and (ii) requires the prior written consent of Metropolitan to: (A) create any additional class or series of stock, or increase the authorized number or alter the rights of any additional or existing class or series of stock, ranking pari passu with or senior to the Preferred Stock as to liquidation preference; (B) create or authorize any obligation or security  convertible  into or  exercisable  or  exchangeable  for
Preferred Stock, by any means, including, without limitation, merger, consolidation or amendment to the Registrant's certificate of incorporation; or
(C) modify the rights, privileges or preferences of the Preferred Stock by merger, consolidation or otherwise.

     Under the Stock Purchase Agreement, at any time that Metropolitan maintains Required Ownership, Metropolitan has a right of first refusal to provide the Registrant and its subsidiaries with debt financing , other than any Senior Indebtedness, as defined.


Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

          3.1 Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock

          10.1 Stock Purchase and Registration Rights Agreement between the Registrant and Metropolitan Ventures II, L.P.

          10.2 Press Release


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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


October  17, 2002                               DIRECT INSITE CORP.

                                                /s/ Warren Wright

                                                By: Warren Wright
                                                    Chief Executive Officer


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